Exhibit 99.1

Stone Point Capital and Insight Partners Complete Acquisition of CoreLogic

Irvine, CA, June 4, 2021 - CoreLogic®, a leading global property information, analytics and data-enabled solutions provider, today announced the completion of its acquisition by funds managed by Stone Point Capital and Insight Partners for $80 per share in cash. CoreLogic’s common stock has ceased trading on the New York Stock Exchange.

CoreLogic will continue to be headquartered in Irvine, California, and the Company’s management team led by President and CEO Frank Martell will remain in place and continue to operate CoreLogic as a private company.

Frank Martell said, “Today marks a major milestone in CoreLogic’s history as we move to capture the many opportunities in front of us to accelerate our growth and transformation as a privately held firm. The entire team is excited and looking forward to working closely with Stone Point and Insight Partners to build on our record financial and operating performance and deliver solutions that help millions of people find, buy, and protect their homes each year.”

Chuck Davis, CEO of Stone Point Capital, said, “Stone Point is thrilled to work with the CoreLogic leadership team to support the Company’s next phase of growth. CoreLogic is a mission-critical vendor and data provider across industry sectors in which Stone Point has specialized over the past 20 years, including mortgage, residential real estate and P&C insurance. We believe our financial services domain expertise and our partnership with the management team can accelerate CoreLogic’s momentum as it delivers new innovative solutions to its customers.”

Deven Parekh, Managing Director at Insight Partners, said, “We are excited to partner with the talented team at CoreLogic as the company continues to innovate across the real estate ecosystem. Insight Partners has a strong track record of partnering with market-transforming companies like CoreLogic, and we look forward to active involvement in this next chapter in its evolution.”

Evercore acted as financial advisor to CoreLogic and Skadden, Arps, Slate, Meagher & Flom LLP acted as the Company’s legal advisor. J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acted as financial advisors to Stone Point Capital and Insight Partners. Kirkland & Ellis acted as legal advisor to Stone Point Capital and Willkie Farr and Gallagher acted as legal advisor to Insight Partners.

About CoreLogic

CoreLogic, a leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com.

About Stone Point Capital

Stone Point is an investment firm based in Greenwich, CT, with approximately $30 billion of assets under management. Stone Point targets investments in companies in the global financial services industry and related sectors. The firm invests in a number of alternative asset classes, including private equity through its flagship Trident Funds. Stone Point also manages both liquid and private credit funds and managed accounts. In addition, Stone Point Capital Markets supports our firm, portfolio companies and other clients by providing dedicated financing solutions. For more information, please visit www.stonepoint.com.

About Insight Partners

Insight Partners is a leading global venture capital and private equity firm investing in high-growth technology and software ScaleUp companies that are driving transformative change in their industries. Founded in 1995, Insight Partners has invested in more than 400 companies worldwide and has raised through a series of funds more than $30 billion in capital commitments. Insight’s mission is to find, fund, and work successfully with visionary executives, providing them with practical, hands-on software expertise to foster long-term success. Across its people and its portfolio, Insight encourages a culture around a belief that ScaleUp companies and growth create opportunity for all. For more information on Insight and all its investments, visit insightpartners.com or follow us on Twitter @insightpartners.

CoreLogic Contacts:

Investors:

Dan Smith

703-610-5410

danlsmith@corelogic.com

Media:

Sard Verbinnen & Co.

George Sard/Robin Weinberg/Devin Broda

CoreLogic-SVC@SARDVERB.com

Stone Point Capital Contact:

Mary Catherine Manin

(203) 862-3126

mmanin@stonepoint.com

Insight Partners Contact:

Nikki Parker

(571) 353-4237

nparker@insightpartners.com